Exhibit 10.10

Summary of SAFLINK Corporation Non-Employee Director Compensation

Our board of directors, after consultation with an independent compensation consulting firm and based on competitive data and the analysis of the consultation firm, determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees, effective as of March 29, 2005:

•	each non-employee director receives an annual retainer of $25,000; each member of the audit committee, the compensation committee, and the nominating and corporate governance committee receives an additional annual retainer of $15,000; and the chairpersons of the audit committee, the compensation committee, and the nominating and corporate governance committee each receives an additional annual retainer of $20,000;

•	each non-employee director receives an additional fee of $500 per board and committee meeting attended (whether in person or telephonically), except that no meeting fee will be paid for the first four meetings (board meetings or committee meetings) attended by such director; and each such director shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings; and

•	each new non-employee director receives an initial stock option grant for 40,000 shares upon commencement of service on the board; and each continuing non-employee director receives an annual stock option grant for 40,000 shares on the date of the annual stockholder meeting; with all such option grants becoming exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.